Exhibit 10.7

SUBORDINATION AND INTERCREDITOR AGREEMENT

This SUBORDINATION AND INTERCREDITOR AGREEMENT (this “Agreement”) is dated as of August 7, 2017, and entered into by and among ACF FINCO I LP, a Delaware limited partnership, in its capacity as administrative agent under the Senior Loan Documents (as defined herein) (in such capacity, together with its successors and assigns in such capacity from time to time, “Senior Agent”), and WILMINGTON SAVINGS FUND SOCIETY, FSB, in its capacity as administrative agent under the Subordinated Loan Documents (as defined herein) (in such capacity, together with its successors and assigns in such capacity from time to time, the “Subordinated Agent”).

RECITALS

A NUVERRA ENVIRONMENTAL SOLUTIONS, INC., a Delaware corporation (the “Borrower”), the lenders from time to time parties thereto, and the Senior Agent, have entered into that certain First Lien Credit Agreement, dated as of even date herewith (as amended, restated, supplemented or otherwise modified from time to time, the “Senior Credit Agreement”);

B Pursuant to that certain Guaranty and Security Agreement, dated as of even date herewith (as amended, restated, supplemented or otherwise modified from time to time, the “Senior Guaranty”), the Guarantors (as defined herein) have guaranteed the Obligations (as defined in the Senior Credit Agreement);

C The obligations of (i) the Borrower under the Senior Credit Agreement and (ii) the Guarantors under the Senior Guaranty are secured on a senior priority basis by liens on substantially all of the assets of the Borrower and the Guarantors, pursuant to the terms of certain of the Senior Loan Documents;

D The Borrower, the lenders from time to time party thereto, and the Subordinated Agent have entered into that certain Second Lien Term Loan Credit Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement, the “Subordinated Credit Agreement”);

E Pursuant to that certain Second Lien Guaranty and Security Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement, the “Subordinated Guaranty”), the Guarantors have guaranteed the Obligations (as defined in the Subordinated Credit Agreement);

F The obligations of (i) the Borrower under the Subordinated Credit Agreement and (ii) the Guarantors under the Subordinated Guaranty are secured on a junior priority basis by liens on substantially all of the assets of the Borrower and the Guarantors, pursuant to the terms of certain of the Subordinated Loan Documents;

G One of the conditions of the Senior Credit Agreement is that (1) the Senior Obligations (as defined herein) be senior and prior in right of payment to the Subordinated Obligations (as defined herein) as set forth in this Agreement, and (2) the priority of the Senior Agent’s security interests in and liens on the Collateral (as defined herein) be senior and prior to the Subordinated Agent’s security interests in and liens on the Collateral as set forth in this Agreement; and

H The Subordinated Agent and the other Subordinated Claimholders have agreed to (1) the subordination of the Subordinated Obligations to the Senior Obligations; and (2) the subordination of its Liens to the Liens of the Senior Agent upon the terms and subject to the conditions set forth in this Agreement.

The Senior Agent and each of the Subordinated Claimholders hereby agree as follows:

1. Definitions.

(a) Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now or hereafter in effect, or any successor statute.

“Bankruptcy Law” means the Bankruptcy Code and any other federal, state, or foreign law for the relief of debtors.

“Blockage Period” means a Non-Payment Blockage Period or a Payment Blockage Period.

“Borrower” has the meaning set forth in the recitals to this Agreement.

“Business Day” means any day excluding Saturday, Sunday, and any day which is a legal holiday under the laws of the State of New York or which is a day on which the Senior Agent is otherwise closed for transacting business with the public.

“Cash Collateral” has the meaning set forth in Section 5(b).

“Claim Standstill Notice” means a written notice from the Senior Agent to the Subordinated Agent referencing the Event of Default that has occurred under any of the Senior Loan Documents and specifically designating such notice as a “Claim Standstill Notice”.

“Claim Standstill Period” means the period from and including the date of receipt by the Subordinated Agent of a Claim Standstill Notice until the first to occur of (a) the 180th day after receipt by the Subordinated Agent of such Claim Standstill Notice, (b) the date on which the Senior Agent has expressly waived or acknowledged the cure of all Events of Default under the Senior Loan Documents that gave rise to such Claim Standstill Period, (c) the date of acceleration of the Senior Obligations, (d) the commencement of an Insolvency Proceeding, or (e) the Discharge of the Senior Obligations.

“Collateral” means all assets and property (whether real, personal, or mixed) now owned or hereafter acquired by any Obligor in or upon which a Lien is granted under any of the Senior Loan Documents or any of the Subordinated Loan Documents and all products and Proceeds of any of the foregoing.

“Collection Action” means (a) any demand or request for any payment or Distribution, any commencement of any litigation or other similar proceeding, any acceleration of the Subordinated Obligations, or the commencement of any other remedy, in each case in respect of the Subordinated Obligations, or (b) any commencement of, or joinder with any creditor in commencing, any Insolvency Proceeding against any Obligor or any assets of any Obligor.

“Control Collateral” means any Collateral consisting of a certificated security (as defined in the UCC), investment property (as defined in the UCC), a deposit account (as defined in the UCC), and any other Collateral as to which a Lien may be perfected through physical possession or control by the secured party, or any agent therefor.

“DIP Financing” has the meaning set forth in Section 5(b).

“DIP Financing Conditions” means (a) the sum of the aggregate principal amount of the DIP Financing and the outstanding amount of the Senior Obligations as of the commencement of the Insolvency Proceeding does not exceed 115% of the Senior Debt Cap, (b) the Subordinated Agent retains its Liens with respect to the Collateral (including, solely to the extent provided as adequate protection in accordance with this Agreement, proceeds thereof arising after the commencement of such Insolvency Proceeding) that existed as of the date of the commencement of the applicable Insolvency Proceeding, junior to the Liens securing DIP Financing, and (c) the terms of DIP Financing do not (i) compel the Loan Parties to seek a confirmation of a specific plan of reorganization or (ii) expressly require the sale, liquidation or disposition of a material portion of the Collateral prior to a default under the DIP Financing.

“Discharge of the Senior Obligations” means, except to the extent otherwise expressly provided in Section 8,

(a) payment in full in cash of the Senior Obligations (other than outstanding Letters of Credit and unasserted contingent indemnification obligations as to which no claim is known or determinable);

(b) termination or expiration of all commitments to extend credit that would constitute Senior Obligations; and

(c) termination or cash collateralization (in an amount and in the manner required by the Senior Credit Agreement) of all outstanding Letters of Credit.

“Discharge of the Subordinated Obligations” means

(a) payment in full in cash of the Subordinated Obligations (other than unasserted contingent indemnification obligations as to which no claim is known or determinable); and

(b) termination or expiration of all commitments to extend credit that would constitute Subordinated Obligations.

“Disposition” or “Dispose” means the sale, assignment, transfer, license, lease (as lessor), or other disposition of any property by any person (or the granting of any option or other right to do any of the foregoing).

“Distribution” means any payment or distribution by any Person of assets of any kind or character (whether in cash, securities, assets, by set-off, or otherwise and including by purchase redemption or other acquisition).

“Event of Default” means, as the context may require, an “Event of Default” as defined in the Senior Credit Agreement or a default or an event of default under any Subordinated Loan Document.

“Exercise any Secured Creditor Remedies” or “Exercise of Secured Creditor Remedies” means (a) the taking of any action to enforce any Lien in respect of the Collateral, including the institution of any foreclosure proceedings or the noticing of any public or private sale or other Disposition pursuant to Article 9 of the UCC or an attempt to vacate or obtain relief from a stay or other injunction restricting any other action described in this definition, (b) the exercise of any right or remedy provided to a secured creditor under the Senior Loan Documents or the Subordinated Loan Documents (including, in either case, any delivery of any notice to otherwise seek to obtain payment directly from any account debtor of any Obligor or the taking of any action or the exercise of any right or remedy in respect of the setoff or recoupment against the Collateral or proceeds of Collateral), under applicable law, at equity, in an Insolvency Proceeding or otherwise, including the acceptance of Collateral in full or partial satisfaction of a Lien, (c) the solicitation of bids from third parties to purchase all or a material portion of Collateral to the extent undertaken in good faith to consummate the Disposition of such Collateral, (d) the engagement or retention of sales brokers, marketing agents, investment bankers, accountants, appraisers, auctioneers, or other third parties for the purposes of valuing, marketing, or Disposing of, all or a material portion of the Collateral to the extent undertaken in good faith to consummate the Disposition of such Collateral, (e) the exercise of any other enforcement right relating to the Collateral (including the exercise of any voting rights relating to any capital stock composing a portion of the Collateral) whether under the Senior Loan Documents, the Subordinated Loan Documents, under applicable law of any jurisdiction, in equity, in an Insolvency Proceeding, or otherwise, (f) the pursuit of Senior Default Dispositions relative to all or a material portion of the Collateral, to the extent undertaken in good faith to consummate the Disposition of such Collateral or (g) the setoff or recoupment against or foreclosure on the Collateral or the proceeds of Collateral.

“Guarantors” means each Person that is a guarantor of the Senior Obligations or the Subordinated Obligations.

“Lien” means any mortgage, deed of trust, pledge, lien (statutory or otherwise), security interest, charge or other encumbrance or security or preferential arrangement of any nature, including any conditional sale or title retention arrangement, any Capital Lease and any assignment, deposit arrangement or financing lease intended as, or having the effect of, security.

“Motor Vehicle Notation” means each certificate of title or certificate of origin or similar instrument issued to evidence ownership of a motor vehicle (as defined under applicable state law) by any Grantor and upon which the Lien in favor of the Senior Agent is noted thereon.

“Non-Payment Blockage Period” means the period from and including the date of receipt by the Subordinated Agent of a Non-Payment Default Notice until the first to occur of (a) the 210th day after receipt by the Subordinated Agent of such Non-Payment Default Notice, (b) the date on which the Senior Agent has expressly waived or acknowledged in writing the cure of all Non-Payment Default Events referred to in the Non-Payment Default Notice or (c) the Discharge of the Senior Obligations.

“Non-Payment Default Event” has the meaning specified in Section 2(c).

“Non-Payment Default Notice” means a written notice from Senior Agent to the Subordinated Agent of the existence of a Non-Payment Default Event and specifically designating such notice as a “Non-Payment Default Notice.”

“Obligors” means the Borrower, the Guarantors, and each other Person that may from time to time execute and deliver a Senior Loan Document or a Subordinated Loan Document as a “debtor”, “borrower”, “guarantor”, “obligor”, “grantor”, or “pledgor” (or the equivalent thereof), and “Obligor” means any one of them.

“Payment Blockage Period” means, with respect to any Payment Default Event, the period from and including the date of the occurrence of the Payment Default Event until the earlier of (a) the date on which the Subordinated Agent receives a written waiver of (or acknowledgment of the cure of) the Payment Default Event from the Senior Agent or (b) the Discharge of the Senior Obligations.

“Payment Default Event” has the meaning specified in Section 2(c).

“Permitted Subordinated Debt Payments” means (a) regularly scheduled quarterly payments of principal and interest (including PIK Interest but excluding default interest payable in cash) on the Subordinated Obligations, (b) payments in the form of Reorganization Securities, and (c) reimbursement of out-of-pocket costs and expenses due and owing to any Subordinated Claimholder in accordance with the terms of the Subordinated Loan Documents, provided, in the case of each of clauses (a), (b) and (c), (i) only if such payments are payments made in accordance with the terms of the Subordinated Loan Documents and (ii) only if such payments are not made from Proceeds of any Collateral arising from the Exercise of Secured Creditor Remedies or otherwise in violation of the terms of this Agreement.

“Person” means any natural person, corporation, limited liability company, limited partnership, general partnership, limited liability partnership, joint venture, trust, land trust, business trust, or other organization, irrespective of whether such organization is a legal entity, and shall include a government and any agency or political subdivision thereof.

“PIK Interest” means regularly scheduled payments of interest on the outstanding Subordinated Obligations payable in kind (including by capitalizing such interest as principal) at the non-default paid in kind rate of interest in accordance with the Subordinated Loan Documents in effect on the date hereof, as the same may be increased to the extent permitted pursuant to the terms hereof.

“Proceeds” means (a) all “proceeds” as defined in Article 9 of the UCC with respect to the Collateral, and (b) whatever is recoverable or recovered when Collateral is sold, exchanged, collected, or Disposed of, whether voluntarily or involuntarily.

“Purchase Notice” has the meaning set forth in Section 9(a) of this Agreement.

“Purchasing Subordinated Claimholders” has the meaning set forth in Section 9(b) of this Agreement.

“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, defease, supplement, restructure, replace, refund or repay, or to issue other indebtedness in exchange or replacement for such indebtedness, in whole or in part, whether with the same or different lenders, arrangers or agents. “Refinanced” and “Refinancing” shall have correlative meanings.

“Reorganization Securities” means any debt or equity securities of any Obligor or any other Person, which securities are provided for by a plan of reorganization, composition, arrangement, adjustment or readjustment of such Obligor, which plan has been adopted pursuant to a proceeding under the Bankruptcy Code or other federal or state judicial proceeding and confirmed or approved by the court having jurisdiction of such proceeding; provided that (a) in the case of equity securities, if such equity securities provide for mandatory redemption or mandatory dividend payments, the payment thereof shall be subordinated in right of payment, at least to the extent provided in this Agreement with respect to the Subordinated Obligations, to the payment of all Senior Obligations and to the payment of all debt or equity securities issued in exchange for the Senior Obligations to the holders of Senior Obligations, and (b) in the case of debt securities, any payment in respect of such debt securities shall be subordinated in right of payment, at least to the extent provided in this Agreement with respect to the Subordinated Obligations, to the payment of all Senior Obligations and to the payment of all debt or equity securities issued in exchange for the Senior Obligations to the holders of Senior Obligations.

“Senior Agent” has the meaning set forth in the preamble to this Agreement.

“Senior Claimholders” means, at any relevant time, individually and collectively, the Senior Agent, the Senior Lenders, or any other holders of the Senior Obligations at that time.

“Senior Collateral Documents” means the Security Agreement (as defined in the Senior Credit Agreement), the Senior Mortgages and any other agreement, document, or instrument pursuant to which a Lien is granted securing any Senior Obligation or under which rights or remedies with respect to such Liens are governed.

“Senior Credit Agreement” has the meaning set forth in the recitals to this Agreement.

“Senior Debt Cap” means the sum of (a) $56,250,000, plus (b) 125% of the amount of incremental facility commitments or loans incurred under the Senior Credit Agreement, as in effect on the date hereof, plus (c) the amount of any unpaid accrued interest, paid in kind amounts, premiums, fees or expenses accruing in respect of or attributable to the foregoing.

“Senior Default Disposition” has the meaning set forth in Section 3(b)(4).

“Senior Guaranty” has the meaning set forth in the recitals to this Agreement.

“Senior Lenders” means the “Lenders” under and as defined in the Senior Credit Agreement.

“Senior Loan Documents” means the Senior Credit Agreement, the Senior Guaranty, the Senior Collateral Documents and each of the other Loan Documents (as such term is defined in the Senior Credit Agreement).

“Senior Mortgages” means each mortgage, deed of trust, and other document or instrument under which any Lien on real property owned or leased by any Obligor is granted to secure any Senior Obligations or under which rights or remedies with respect to any such Liens are governed.

“Senior Obligations” means all Obligations (as defined in the Senior Credit Agreement) and all other amounts owing, due, or secured under the terms of the Senior Credit Agreement or any other Senior Loan Document, including all principal, premium, interest, fees, attorneys’ fees, costs, charges, expenses, reimbursement obligations, any other indemnities, or guarantees, and all other amounts payable under any Senior Loan Document or in respect thereof (including, in each case, all amounts accruing on or after the commencement of any Insolvency Proceeding relating to any Obligor, or that would have accrued or become due under the terms of the Senior Loan Documents but for the effect of the Insolvency Proceeding or other applicable law, and irrespective of whether a claim for all or any portion of such amounts is allowable or allowed in such Insolvency Proceeding); provided, however, that in no event shall the amount of the Senior Obligations, as of any date of determination exceed the Senior Debt Cap.

“Senior Recovery” has the meaning set forth in Section 5(h).

“Subordinated Agent” has the meaning set forth in the preamble to this Agreement.

“Subordinated Claimholders” means, at any relevant time, individually and collectively, the Subordinated Agent and any other holders of the Subordinated Obligations from time to time.

“Subordinated Collateral Documents” means the Security Agreement (as defined in the Subordinated Credit Agreement), the Subordinated Mortgages and any other agreement, document, or instrument pursuant to which a Lien is granted securing any Subordinated Obligation or under which rights or remedies with respect to such Liens are governed.

“Subordinated Credit Agreement” has the meaning set forth in the recitals to this Agreement.

“Subordinated Guaranty” has the meaning set forth in the recitals to this Agreement.

“Subordinated Loan Documents” means the Subordinated Credit Agreement, the Subordinated Guaranty, the Subordinated Collateral Documents and the other documents, instruments, or agreements executed in connection therewith, as amended, restated, supplemented, or otherwise modified in accordance with the provisions of this Agreement.

“Subordinated Mortgages” means each mortgage, deed of trust, and other document or instrument under which any Lien on real property owned or leased by any Obligor is granted to secure any Subordinated Obligations or under which rights or remedies with respect to any such Liens are governed.

“Subordinated Obligations” means collectively, all Obligations (as defined in the Subordinated Credit Agreement) and all other amounts owing, due, or secured under the terms of the Subordinated Credit Agreement, or any other Subordinated Loan Document, whether now existing or arising hereafter, including all principal, premium, interest, fees, attorneys’ fees, costs, charges, expenses, reimbursement obligations, indemnities, guarantees, and all other amounts payable under or secured by any Subordinated Loan Document or in respect thereof (including, in each case, all amounts accruing on or after the commencement of any Insolvency Proceeding relating to any Obligor, or that would have accrued or become due under the terms of the Subordinated Loan Documents but for the effect of the Insolvency Proceeding or other applicable law, and irrespective of whether a claim for all or any portion of such amounts is allowable or allowed in such Insolvency Proceeding).

“Subsidiary” of a person means a corporation, partnership, limited liability company, or other entity in which that person directly or indirectly owns or controls the shares of capital stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

“Triggering Event” means (a) the acceleration of any Senior Obligations, (b) delivery of notice by the Senior Agent to any Obligor regarding a proposed Exercise of Secured Creditor Remedies with respect to all or a material portion of the Collateral or (c) commencement of an Insolvency Proceeding.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

(b) Terms Defined in the Senior Credit Agreement. Any term used in this Agreement and not defined in this Agreement has the meaning set forth in the Senior Credit Agreement.

(c) Rules of Construction. The definitions of terms in this Agreement shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine, and neuter forms. The words “include,” “includes,” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The term “or” shall be construed to have, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” Unless the context requires otherwise: (1) except as otherwise provided herein, any definition of or reference to any agreement, instrument, or other document herein shall be construed as referring to such agreement, instrument, or other document as from time to time amended, restated, modified or Refinanced; (2) any definition of or reference to Senior Obligations or the Subordinated Obligations herein shall be construed as referring to the Senior Obligations or the Subordinated Obligations (as applicable) as from time to time amended, restated, modified or Refinanced; (3) any reference herein to any person shall be construed to include such person’s successors and assigns; (4) the words “herein,” “hereof,” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof; (5) all references herein to Sections shall be construed to refer to Sections of this Agreement; (6) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts, and contract rights; and (7) any reference to any agreement, instrument, or other document herein “as in effect on the date hereof” shall be construed as referring to such agreement, instrument, or other document without giving effect to any amendment, restatement, supplement, modification, or Refinance after the date hereof.

2. Payment Subordination.

(a) Subordination. Except as set forth in Section 2(b), unless and until the Discharge of the Senior Obligations shall have occurred, no Subordinated Claimholder shall accept, take, or receive by payment or prepayment, directly or indirectly, from any Obligor or any other Person any Distribution which may now or hereafter be owing to such Subordinated Claimholder on account of any of the Subordinated Obligations.

(b) Permitted Payments. So long as no Blockage Period is in effect, the Borrower may pay to the Subordinated Claimholders, and the Subordinated Claimholders may accept and receive on account of the Subordinated Obligations, Permitted Subordinated Debt Payments.

(c) Blockage Period.

(1) Payment Default Event. If any Obligor shall default in the payment of any Senior Obligations when the same becomes due and payable which default constitutes an Event of Default under any of the Senior Loan Documents, whether at maturity or at a date fixed for scheduled payment or by declaration or acceleration or otherwise (a “Payment Default Event”), then no Obligor shall make, and no Subordinated Claimholder shall accept, take or receive by payment or prepayment, directly or indirectly from any Obligor or any other Person any Distribution which may now or hereafter be owing to such Subordinated Claimholder on account of any of the Subordinated Obligations during the Payment Blockage Period applicable to such Payment Default Event.

(2) Non-Payment Default Event. If (i) a Default or Event of Default (other than a Payment Default Event) shall have occurred and be continuing under any of the Senior Loan Documents (a “Non-Payment Default Event”), and (ii) the Subordinated Agent shall have received a Non-Payment Default Notice, then no Obligor shall make, and no Subordinated Claimholder shall accept, take or receive, by payment or prepayment, directly or indirectly from any Obligor or any other Person any Distribution which may now or hereafter be owing to such Subordinated Claimholder on account of any of the Subordinated Obligations during the Non-Payment Blockage Period applicable to such Non-Payment Default Event; provided that (a) no more than two Non-Payment Default Notices may be given in any 365-day period, (b) the aggregate duration of Non-Payment Blockage Periods in any 365-day period shall not exceed 210 days, and (c) no Non-Payment Default Event existing at the same of the giving of a Non-Payment Default Notice may be used as a basis for any subsequent Non-Payment Default Notice.

(3) Notwithstanding the foregoing, the existence of a Blockage Period shall not prevent Subordinated Claimholders from receiving (x) expense reimbursements, (y) payments of PIK Interest and (z) distribution of Reorganization Securities, in each case, to the extent constituting Permitted Subordinated Debt Payments.

3. Lien Subordination.

(a) Acknowledgement; Consent; and Subordination. The Subordinated Agent and each of the other Subordinated Claimholders hereby (y) acknowledges that the Obligors, either prior to the date hereof or concurrently herewith, have granted or are granting Liens on the Collateral in favor of the Senior Agent to secure the Senior Obligations and (z) consents, anything to the contrary contained in the Subordinated Loan Documents notwithstanding, to the grant by the Obligors of the Liens on the Collateral to secure the Senior Obligations. Notwithstanding (i) the date, time, method, manner or order of grant, attachment, or perfection of any Liens granted to the Senior Agent (or any Senior Lender) or any Subordinated Claimholder in respect of all or any portion of the Collateral, (ii) the order or time of filing or recordation of any document or instrument for perfecting the Liens in favor of the Senior Agent (or any Senior Lender) or any Subordinated Claimholder in any Collateral, (iii) any provision of the UCC, any other applicable law, any of the Senior Loan Documents or any of the Subordinated Loan Documents, (iv) whether the Liens securing the Senior Obligations are valid, enforceable, void, avoidable, subordinated, disputed, or allowed, or (v) any other circumstance whatsoever, the Senior Agent, on behalf of itself and the Senior Claimholders, and the Subordinated Agent and each of the other Subordinated Claimholders hereby agree that:

(1) any Lien with respect to all or any portion of the Collateral securing any Senior Obligations now or hereafter held by or on behalf of, or created for the benefit of, any Senior Claimholder or any agent or trustee therefor, regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation, or otherwise, shall be senior in all respects and prior to any Lien with respect to all or any portion of the Collateral securing any Subordinated Obligations; and

(2) any Lien with respect to all or any portion of the Collateral securing any Subordinated Obligations now or hereafter held by or on behalf of, or created for the benefit of any Subordinated Claimholder or any agent or trustee therefor regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation, or otherwise, shall be junior and subordinate in all respects to all Liens with respect to all or any portion of the Collateral securing any Senior Obligations.

(b) Disposition of Collateral; Release of Liens.

(1) Exclusive Rights of Senior Agent. Until the Discharge of the Senior Obligations occurs, the Senior Agent, on behalf of the Senior Claimholders, shall have the exclusive right to make determinations regarding the release or Disposition of any Collateral pursuant to the terms of the Senior Loan Documents or in accordance with the provisions of this Agreement, in each case without any consultation with, consent of or notice to the Subordinated Agent or any other Subordinated Claimholder.

(2) Lien Release Upon Disposition of Collateral in Exercise of Secured Creditor Remedies. Until the Discharge of the Senior Obligations occurs, if any Exercise of Secured Creditor Remedies by the Senior Agent results in a Disposition of any Collateral, then the Liens, if any, of the Subordinated Agent or any other Subordinated Claimholder on such Collateral, and the obligations of such Obligor under its guarantee or otherwise in respect of the Subordinated Obligations, shall be automatically, unconditionally, and simultaneously released (and, if the Exercise of Secured Creditor Remedies results in a Disposition of equity interests in any Obligor, the Persons whose equity interests are Disposed of (including each Subsidiary of each such Person) shall be automatically, unconditionally, and simultaneously released from all of their obligations under the Subordinated Loan Documents); provided that (a) the Senior Agent also releases its Liens on such Collateral (and, if the Exercise of Secured Creditor Remedies results in a Disposition of equity interests in any Obligor, the Senior Agent also releases such Persons whose equity interests are Disposed of (including each Subsidiary of each such Person) from all of their obligations under the Senior Loan Documents) and (b) the net proceeds of such Disposition are applied substantially concurrently with such Disposition to the repayment of the Senior Obligations. The Subordinated Agent, for itself and on behalf of any such Subordinated Claimholders, promptly shall execute and deliver to the Senior Agent such termination or amendment statements, releases, and other documents as the Senior Agent may request to effectively confirm such release.

(3) Lien Release Upon Disposition of Collateral Permitted by Senior Loan Documents and the Subordinated Loan Documents. Until the Discharge of the Senior Obligations occurs, if, in connection with any Disposition of any Collateral permitted under the terms of the Senior Loan Documents and the Subordinated Loan Documents, in each case as in effect as of the date hereof, the Senior Agent, for itself or on behalf of any of the other Senior Claimholders, releases any of its Liens on the portion of the Collateral that is the subject of such Disposition, or releases any Obligor from its obligations in respect of the Senior Obligations (if such Obligor is the subject of such Disposition), in each case other than in connection with (x) the Discharge of the Senior Obligations, or (y) the Exercise of Secured Creditor Remedies by the Senior Agent (which is addressed in Section 3(b)(2) above), then the Liens, if any, of the Subordinated Agent or any other Subordinated Claimholder on such Collateral, and the obligations of such Obligor in respect of the Subordinated Obligations, shall be automatically, unconditionally, and simultaneously released. The Subordinated Agent, for itself or on behalf of the other such Subordinated Claimholders, promptly shall execute and deliver to the Senior Agent such termination or amendment statements, releases, and other documents as the Senior Agent may request to effectively confirm such release.

(4) Lien Release Upon Disposition of Collateral by any Obligor After an Event of Default. Until the Discharge of the Senior Obligations occurs, in the event of any private or public Disposition of any Collateral by one or more of the Obligors with the consent of the Senior Agents, on behalf of the requisite Senior Claimholders, after the occurrence and during the continuance of an Event of Default (as defined in either Senior Credit Agreement) (any such sale or other disposition, a “Senior Default Disposition”), then the Liens, if any, of the Subordinated Agent or any other Subordinated Claimholder, on such Collateral shall be automatically, unconditionally, and simultaneously released (and, if the Senior Default Disposition includes equity interests in any Obligor, the Persons whose equity interests are Disposed of (including each Subsidiary of each such Person) shall be automatically, unconditionally, and simultaneously released from all of their obligations under the Subordinated Loan Documents); provided that (a) the Senior Agent also releases its Liens on such Collateral (and, if the Senior Default Disposition includes equity interests in any Obligor, each Senior Agent also releases such persons whose equity interests are Disposed of from all of their obligations under the applicable Senior Loan Documents) and (b) the net proceeds of such Disposition are applied substantially concurrently with such Disposition to the repayment of the Senior Obligations. The Subordinated Agent, for itself or on behalf of the other such Subordinated Claimholders, promptly shall execute and deliver to the Senior Agent such termination or amendment statements, releases, and other documents as the Senior Agent may request to effectively confirm such release.

The foregoing to the contrary notwithstanding, the Lien releases described in this Section 3 shall not constitute a waiver by the Subordinated Agent and each of the other Subordinated Claimholders of any Lien that the Subordinated Agent or such Subordinated Claimholder may have, if any, on the Proceeds of the Collateral that is Disposed in accordance with the terms of this Agreement prior to the time that such Proceeds are applied to pay the Senior Obligations or the Subordinated Obligations in accordance with the terms of this Agreement. Furthermore, to the extent the Liens on the Collateral disposed of in accordance with this Section 3(b) securing Senior Obligations is subsequently reinstated, the Liens on such Collateral securing Subordinated Obligations shall be likewise reinstated, subject to the priorities set forth in this Agreement.

(c) Waiver of Right to Contest Obligations and Liens. The Senior Agent, for itself and on behalf of each other Senior Claimholder, and each Subordinated Claimholder agree that it will not (and hereby waives any right to), directly or indirectly, contest or support any other person in contesting, in any proceeding (including any Insolvency Proceeding), (i) the validity, priority, enforceability or allowance of any claims of any of the Senior Claimholders or any of the Subordinated Claimholders, as the case may be, (ii) the priority, validity, or enforceability of a Lien held by or on behalf of any of the Senior Claimholders in any Collateral or (subject to the terms of this Agreement) by or on behalf of any of the Subordinated Claimholders in any Collateral, as the case may be, or (iii) the validity or enforceability of the provisions of this Agreement; provided, however that nothing in this Agreement shall be construed to prevent or impair the rights of the Senior Agent, any other Senior Claimholder, the Subordinated Agent or any other Subordinated Claimholder to enforce the terms of this Agreement.

(d) New Liens. So long as the Discharge of the Senior Obligations has not occurred, the parties hereto agree that no Obligor shall grant or permit any additional Liens on any asset to secure any Subordinated Obligations unless such Obligor grants a Lien on such asset to secure the Senior Obligations concurrently with the grant of a Lien thereon in favor of the Subordinated Agent. To the extent that the foregoing provision is not complied with for any reason (and without limiting any other rights and remedies available to the Senior Agent or any of the other Senior Claimholders), each Subordinated Claimholder agrees that any amounts received by or distributed to any of them pursuant to or as a result of Liens granted in contravention of this subsection (d) shall be subject to Section 10(b). So long as the Discharge of the Subordinated Obligations has not occurred, the parties hereto agree that no Obligor shall grant or permit any additional Liens on any asset to secure any Senior Obligations unless such Obligor grants a Lien on such asset to secure the Subordinated Obligations concurrently with the grant of a Lien thereon in favor of the Senior Agent.

(e) Agent for Perfection. The Senior Agent and the Subordinated Agent each agree to hold (or cause to be held) all Control Collateral in their respective possession, custody, or control, including “control” within the meaning of 9-104 of the UCC (or in the possession, custody, or control of agents, bailees, or other similar third parties) as non-fiduciary agent for the benefit and on behalf of the other solely for the purpose of perfecting the security interest granted to each in such Control Collateral subject to the terms and conditions of this Agreement (such bailment and agency being intended, among other things, to satisfy the requirements of Section 8-301(a)(2), 9-313(c), 9-104, 9-105, 9-106, and 9-107 of the UCC). None of the Senior Claimholders or the Subordinated Claimholders, as applicable, shall have any obligation whatsoever to the others to assure that the Control Collateral is genuine or owned by any Obligor or any other Person or to preserve their respective rights or benefits or those of any Person. The duties or responsibilities of the Senior Agent and the Subordinated Agent under this subsection (e) are and shall be limited solely to holding or maintaining control of the Control Collateral as non-fiduciary agent for the other for purposes of perfecting the Lien held by the Senior Agent or the Subordinated Agent, as applicable. The Senior Agent is, and shall, not be deemed to be a fiduciary of any kind for the Subordinated Agent or any other Person. Each of the Subordinated Claimholders, by its acceptance hereof, hereby further designates and appoints the Senior Agent its collateral agent in respect of motor vehicle titles, and transfers to the Senior Agent the respective rights of each other Subordinated Claimholder to receive, hold, administer and enforce the Motor Vehicle Notations, or any one of them, as collateral agent on behalf of the Subordinated Claimholders, and to take such action as collateral agent and to exercise such powers respecting the Motor Vehicle Notations as are delegated to a secured party under such Motor Vehicle Notations or by applicable law, together with such powers that are reasonably incidental thereto. The Senior Agent hereby declares that it accepts the trust hereby created for the limited purpose of holding the Motor Vehicle Notations and exercising remedies thereunder and agrees to perform such trust for the use and benefit of the Subordinated Claimholders on the terms set forth herein; subject, however, to other provisions of this Section.

(f) Insurance. Until the Discharge of the Senior Obligations occurs, the Senior Agent and the other Senior Claimholders shall have the sole and exclusive right, subject to the rights of the Obligors under the Senior Loan Documents, to adjust and settle any claim under any insurance policy covering the Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding (or any deed in lieu of condemnation) affecting the Collateral. All proceeds of any such insurance policy and any such award (or any payments with respect to a deed in lieu of condemnation) shall be paid, subject to the rights of the Obligors under the Senior Loan Documents, first in accordance with the priorities set forth in Section 10(c), until paid in full in cash, and second, to the owner of the subject property, such other Person as may be entitled thereto, or as a court of competent jurisdiction may otherwise direct. If any Subordinated Claimholder shall, at any time, receive any proceeds of any such insurance policy or any such award or payment in contravention of this subsection (f), it shall pay such proceeds over to the Senior Agent in accordance with the terms of Section 10(c).

4. Remedies Standstill.

(a) Claim Standstill. No Subordinated Claimholder shall take any Collection Action with respect to any of the Subordinated Obligations, except as permitted in this Section 4(a) and in Section 4(d). Each Subordinated Claimholder shall give the Senior Agent prompt written notice of the occurrence of any Event of Default under any Subordinated Loan Document as required by Section 7(b) hereof. Upon receipt by the Subordinated Agent of a Claim Standstill Notice from the Senior Agent, then no Subordinated Claimholder may take any Collection Action with respect to the Subordinated Obligations during the Claim Standstill Period. Upon the expiration of the Claim Standstill Period and upon providing the Senior Agent with five (5) Business Days’ prior written notice, subject to Section 4(b) hereof, a Subordinated Claimholder may exercise any Collection Action.

(b) Collateral Standstill. Until the Discharge of the Senior Obligations has occurred, whether or not any Insolvency Proceeding has been commenced by or against any Obligor, the Subordinated Agent and the Subordinated Claimholders:

(1) shall not exercise or seek to exercise any right or remedies with respect to any Collateral (including any Exercise of Secured Creditor Remedies);

(2) shall not contest, protest, or object to any Exercise of Secured Creditor Remedies by any Senior Claimholder, and the Subordinated Agent and the Subordinated Claimholders have no right to direct the Exercise of any Secured Creditor Remedies or other action under the Senior Loan Documents; and

(3) shall not object to (and waive any and all claims with respect to) the forbearance by any Senior Claimholder from Exercising any Secured Creditor Remedies.

(c) Exclusive Enforcement Rights. Until the Discharge of the Senior Obligations has occurred, whether or not any Insolvency Proceeding has been commenced by or against any Obligor, the Senior Claimholders shall have the exclusive right to enforce rights, Exercise Secured Creditor Remedies and make determinations regarding the release, disposition, or restrictions with respect to the Collateral without any consultation with, or the consent of, any Subordinated Claimholder. In connection with the Exercise of Secured Creditor Remedies, the Senior Claimholders may enforce the provisions of the Senior Loan Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise Dispose of Collateral, to incur expenses in connection with such Disposition, and to exercise all the rights and remedies of a secured creditor under the laws of any applicable jurisdiction.

(d) Permitted Actions by Subordinated Claimholders. Notwithstanding anything to the contrary in this Section 4, the Subordinated Agent and any other Subordinated Claimholder may take any of the following actions:

(1) if an Insolvency Proceeding has been commenced by or against any Obligor, file a claim or statement of interest with respect to the Subordinated Obligations;

(2) take any action (not adverse to the priority status of the Liens on the Collateral securing any of the Senior Obligations, or the rights of any Senior Claimholder to Exercise any Secured Creditor Remedies) in order to perfect its Lien in and to the Collateral to the extent not prohibited by Section 3(d);

(3) file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding, or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the Subordinated Agent or any Subordinated Claimholder, including any claims secured by the Collateral, if any;

(4) vote on any plan of reorganization (so long as such Subordinated Claimholder does not vote in favor of a plan of reorganization that is inconsistent with the priorities or other provisions of this Agreement), file any proof of claim, make other filings and motions that are, in each case, in accordance with, the terms of this Agreement, with respect to the Subordinated Obligations and the Collateral;

(5) join (but not exercise any control with respect to) any judicial foreclosure proceeding or other judicial lien enforcement proceeding with respect to the Collateral initiated by the Senior Agent to the extent that any such action could not reasonably be expected, in any material respect, to restrain, hinder, limit, delay for any material period or otherwise interfere with the Exercise of Secured Creditor Remedies by the Senior Agent (it being understood that no Subordinated Claimholder shall be entitled to receive any proceeds thereof unless otherwise expressly permitted herein); and

(6) bid for or purchase Collateral at any public, private, or judicial foreclosure upon such Collateral initiated by any Senior Claimholder, or any sale of Collateral during an Insolvency Proceeding; provided that such bid may not include a “credit bid” in respect of any Subordinated Obligations unless the proceeds of such bid are sufficient to cause the Discharge of Senior Obligations in full, in cash immediately upon closing.

(e) Collateral or Proceeds Received from the Exercise of Secured Creditor Remedies. Each Subordinated Claimholder agrees that until the Discharge of the Senior Obligations has occurred, any Collateral or proceeds thereof received from the Exercise of Secured Creditor Remedies will be subject to Section 10(b).

(f) No Hindrance. Each Subordinated Claimholder hereby:

(1) agrees that the Subordinated Agent and the other Subordinated Claimholders will not take any action, other than as expressly permitted under this Agreement, that would restrain, hinder, limit, delay, or otherwise interfere with the Exercise of Secured Creditor Remedies by the Senior Agent or any other Senior Claimholder, or any action that is otherwise prohibited hereunder;

(2) waives any and all rights the Subordinated Agent or any other Subordinated Claimholder may have as a junior lien creditor to object to the manner in which the Senior Agent or any of the other Senior Claimholders, seek to enforce or collect the Senior Obligations or the Liens securing the Senior Obligations granted in any of the Collateral undertaken in good faith in accordance with this Agreement, regardless of whether any action or failure to act by or on behalf of the Senior Agent or any other Senior Claimholder is adverse to the interest of the Subordinated Agent or any other Subordinated Claimholder; and

(3) acknowledges and agrees that no covenant, agreement or restriction contained in the Subordinated Loan Documents (other than this Agreement) shall be deemed to restrict in any way the rights and remedies of the Senior Agent or the other Senior Claimholders with respect to the Collateral as set forth in this Agreement and the Senior Loan Documents.

(g) Judgment Liens. In the event that any Subordinated Claimholder becomes a judgment Lien creditor in respect of Collateral as a result of its enforcement of its rights as an unsecured creditor, to the extent permitted herein, with respect to the Subordinated Obligations, such judgment Lien shall be subject to the terms of this Agreement for all purposes (including in relation to the Senior Obligations) as the other Liens securing the Subordinated Obligations are subject to this Agreement.

5. Insolvency Proceeding.

(a) Enforceability and Continuing Priority. This Agreement shall be applicable both before and after the commencement of any Insolvency Proceeding and all converted or succeeding cases in respect thereof. The relative rights of the Senior Claimholders and the Subordinated Claimholders in or to any distributions from or in respect of any Collateral or Proceeds of Collateral shall continue after the commencement of any Insolvency Proceeding. Accordingly, the provisions of this Agreement are intended to be and shall be enforceable as a subordination agreement within the meaning of Section 510 of the Bankruptcy Code.

(b) Financing. Until the Discharge of the Senior Obligations occurs, if any Obligor shall be subject to any Insolvency Proceeding and the Senior Agent consents to the use of cash collateral (as such term is defined in Section 363(a) of the Bankruptcy Code; herein, “Cash Collateral”), on which the Senior Agent has a Lien or to permit any Obligor to obtain financing provided by any one or more Senior Claimholders or any other Person under Section 364 of the Bankruptcy Code or any similar Bankruptcy Law (such financing, together with any Cash Collateral use, collectively a “DIP Financing”), then each Subordinated Claimholder agrees that, if such Cash Collateral use or DIP Financing, as applicable, meets the applicable DIP

Financing Conditions, it will consent to such Cash Collateral use and no Subordinated Claimholder will raise any objection to such DIP Financing on the grounds of lack of adequate protection and to the extent the Liens securing the Senior Obligations are subordinated to or pari passu with such DIP Financing, the Subordinated Claimholders will subordinate their Liens in the Collateral to the Liens securing such DIP Financing. The Subordinated Claimholders agree that no Subordinated Claimholders shall, directly or indirectly, provide, offer to provide, or support any DIP Financing secured by a Lien senior to or pari passu with the Liens securing the Senior Obligations unless such DIP Financing immediately results in the Discharge of the Senior Obligations. In connection with any DIP Financing, if any Liens on the Collateral held by the Senior Claimholders are subject to a surcharge or are subordinated to an administrative priority claim, a professional fee “carve out,” or fees owed to the United States Trustee, then the Liens on the Collateral of the Subordinated Claimholders shall also be subordinated to such interest or claim and shall remain subordinated to the Liens on the Collateral of the Senior Claimholders consistent with this Agreement.

(c) Sales. Until the Discharge of the Senior Obligations has occurred, each Subordinated Claimholder agrees that it will consent, and will not object or oppose a motion to Dispose of any Collateral free and clear of the Liens or the claims that are in favor of the Subordinated Agent or any other Subordinated Claimholder under Section 363 of the Bankruptcy Code (other than any objection or opposition that could be raised by an unsecured creditor), if the Senior Agent, on behalf of the requisite Senior Claimholders under the Senior Credit Agreement, has consented to such Disposition of such assets; provided, that (i) the Liens of the Subordinated Claimholders attach to the net Proceeds of the Disposition pursuant to court order with the same priority and validity as the Liens held by the Subordinated Claimholders on such Collateral and the Liens remain subject to the terms of this Agreement, and (ii) the Subordinated Claimholders may credit bid on the Collateral in any such Disposition in compliance with section 363(k) of the Bankruptcy Code and Section 4(d) of this Agreement.

(d) Relief from the Automatic Stay. Until the Discharge of the Senior Obligations occurs, each Subordinated Claimholder agrees that it shall not (i) seek (or support any other person seeking) relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of the Collateral, without the prior written consent of the Senior Agent or (ii) oppose any request by the Senior Agent or any other Senior Claimholder for relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of the Collateral.

(e) Adequate Protection.

(1) Senior Claimholders. In any Insolvency Proceeding involving an Obligor, each Subordinated Claimholder agrees that none of them shall contest (or support any other person contesting):

(A) any request by the Senior Agent or any of the other Senior Claimholders for adequate protection (whether in the form of payments, liens, a priority administrative expense claim, or otherwise);

(B) any objection by the Senior Agent or any of the other Senior Claimholders to any motion, relief, action, or proceeding based on the Senior Agent or any of the other Senior Claimholders claiming a lack of adequate protection (whether in the form of payments, liens, a priority administrative expense claim, or otherwise); or

(C) the payment of interest, fees, expenses, or other amounts to the Senior Agent or any other Senior Claimholder under Section 506(b) or 506(c) of the Bankruptcy Code or otherwise.

(2) Subordinated Claimholders. In any Insolvency Proceeding involving an Obligor:

(A) Replacement Liens.

(i) Until the Discharge of the Senior Obligations occurs, if any one or more Senior Claimholders are granted adequate protection in the form of a replacement Lien (on existing or future assets of the Obligors) in connection with any DIP Financing or use of Cash Collateral, then the Subordinated Claimholders shall also be entitled to seek, without objection from the Senior Claimholders, adequate protection in the form of a replacement Lien (on existing or future assets of the Obligors), which replacement Lien, if obtained, shall be subordinate to the Liens securing the Senior Obligations and the Liens securing such DIP Financing and any Liens granted to Senior Claimholders as adequate protection for use of Cash Collateral on the same basis as the other Liens securing the Subordinated Obligations are subordinate to the Senior Obligations under this Agreement.

(ii) In the event that any of the Subordinated Claimholders is granted adequate protection in the form of a replacement Lien (on existing or future assets of the Obligors), then the Subordinated Claimholders agree that the Senior Agent shall also be entitled to seek, without objection from the Subordinated Claimholders, a senior adequate protection Lien on existing or future assets of the Obligors as security for the Senior Obligations and for any DIP Financing provided by one or more of the Senior Claimholders. Any adequate protection Lien on such existing or future assets securing the Subordinated Obligations shall be subordinated (x) to the Lien on such collateral securing the Senior Obligations and any such DIP Financing provided by the Senior Claimholders, and (y) to any other Liens granted to the Senior Claimholders as adequate protection on the same basis as the other Liens securing the Subordinated Obligations are so subordinated to such Senior Obligations under this Agreement.

(iii) If any one or more Senior Claimholders are granted adequate protection in the form of an expense of administration claim or superpriority claim in connection with any DIP Financing or use of Cash Collateral, then the Senior Agent agrees that the Subordinated Claimholders shall also be entitled to seek, without objection from Senior Claimholders, adequate protection in the form of an expense of administration claim or superpriority claim, which administration or superpriority claim, if obtained, shall be subordinate to the administration or superpriority claim of the Senior Claimholders.

(iv) If any one or more Subordinated Claimholders are granted adequate protection in the form of an expense of administration claim or superpriority claim in connection with any use of Cash Collateral, then each Subordinated Claimholder agrees that the Senior Agent shall also be entitled to seek, without objection from any Subordinated Claimholder, adequate protection in the form of an expense of administration claim or superpriority claim, which administration or superpriority claim, if obtained, shall be senior to the administration or superpriority claim of the Subordinated Claimholders.

(B) No Distributions. In any Insolvency Proceeding involving an Obligor, neither the Subordinated Agent nor any of the other Subordinated Claimholders shall seek (i) adequate protection in the form of Distributions in respect of the Subordinated Obligations, or (ii) adequate protection in the form of Distributions with respect to their rights to the Collateral.

(3) Allowance of Post-petition Accrual. Neither the Subordinated Agent nor any other Subordinated Claimholder shall object to, oppose, or challenge any claim by the Senior Agent or any other Senior Claimholder for allowance in any Insolvency Proceeding of Senior Obligations consisting of post-petition interest, fees, or expenses. Neither the Senior Agent nor any other Senior Claimholders shall object to, oppose, or challenge any claim by the Subordinated Agent or any other Subordinated Claimholders for allowance in any Insolvency Proceeding of Subordinated Obligations consisting of post-petition interest, fees or expenses.

(f) Section 1111(b) of the Bankruptcy Code. None of the Subordinated Claimholders shall object to, oppose, support any objection, or take any other action to impede, the right of any Senior Claimholder to make an election under Section 1111(b)(2) of the Bankruptcy Code. Each Subordinated Claimholder waives any claim it may hereafter have against any Senior Claimholder arising out of the election by any Senior Claimholder of the application of Section 1111(b)(2) of the Bankruptcy Code. Until the Discharge of the Senior Obligations has occurred, each Subordinated Claimholder waives any right it may have to make an election under Section 1111(b)(2) of the Bankruptcy Code.

(g) No Waiver. Nothing contained herein shall prohibit or in any way limit the Senior Agent or any other Senior Claimholder from objecting in any Insolvency Proceeding involving an Obligor to any action taken by the Subordinated Agent or any of the other Subordinated Claimholders which is inconsistent with the terms of this Agreement, including, if it is inconsistent with the terms of this Agreement, the seeking by any Subordinated Claimholder of adequate protection or the assertion by any Subordinated Claimholder of any of their rights and remedies under the Subordinated Loan Documents. Except as restricted by the terms of this Agreement, and subject to the terms hereof, the Subordinated Agent and each Subordinated Claimholder may exercise during an Insolvency Proceeding involving any Obligor any rights and remedies that the Subordinated Agent or such Subordinated Claimholder would have as an unsecured creditor of such Obligor in accordance with the terms of the Subordinated Loan Documents and applicable law.

(h) Avoidance Issues. If any Senior Claimholder is required in any Insolvency Proceeding or otherwise to turn over, disgorge or otherwise pay to the estate of any Obligor any amount paid in respect of the Senior Obligations (a “Senior Recovery”), then such Senior Claimholder shall be entitled to a reinstatement of Senior Obligations with respect to all such recovered amounts, and all rights, interests, priorities and privileges recognized in this Agreement shall apply with respect to any such Senior Recovery. If this Agreement shall have been terminated prior to such Senior Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair, or otherwise affect the obligations of the parties hereto from such date of reinstatement.

(i) Plan of Reorganization.

(1) If, in any Insolvency Proceeding involving an Obligor, debt obligations of the reorganized debtor, whether or not secured by Liens upon any property of the reorganized debtor, are distributed pursuant to a plan of reorganization or similar dispositive restructuring plan, (A) on account of the Senior Obligations, (B) on account of the Subordinated Obligations, or (C) all on account of the Senior Obligations and the Subordinated Obligations, then the Subordinated Claimholders shall have the right to receive such debt obligations so long as the provisions of this Agreement (i) survive the distribution of such debt obligations pursuant to such plan and (ii) apply with like effect to such debt obligations and the Liens securing such debt obligations, and

(2) The Subordinated Claimholders shall not propose or support any plan of reorganization that is inconsistent with the priorities or other provisions of this Agreement.

(j) Prohibition of Payments of Subordinated Obligations on Acceleration or in Insolvency Proceeding.

(1) Upon (A) any acceleration of the principal amount due on any Subordinated Obligations which has not been rescinded or revoked, or (B) any payment or distribution of assets of any Obligor, of any kind or character, whether in cash, property or securities, following commencement of an Insolvency Proceeding, there shall be a Discharge of the Senior Obligations before any Distribution (other than Reorganization Securities) is made on account of any of the Subordinated Obligations. Following commencement of an Insolvency Proceeding, any Distribution in respect of the Subordinated Obligations to which a Subordinated Claimholder would be entitled, except as otherwise provided in this Agreement, shall be paid by any Obligor or any other Person making such Distribution, or by any Subordinated Claimholder having received such Distribution, directly to the Senior Agent, to the extent necessary to result in the Discharge of the Senior Obligations, before any Distribution (other than Reorganization Securities) on account of any Subordinated Obligation is made to the Subordinated Agent or any other Subordinated Claimholder.

(2) In any Insolvency Proceeding by or against any Obligor,

(A) the Senior Agent may, and is hereby irrevocably authorized and empowered (in its own name or in the name of Subordinated Claimholders or otherwise), but shall have no obligation to (i) demand, sue for, collect and receive every payment or distribution referred to in this Section 5 and give acquittance therefor and (ii) file claims and proofs of claim in respect of the Subordinated Obligations, provided that the Senior Agent may only file claims and proofs of claims in respect of the Subordinated Obligations if (x) the Subordinated Agent has failed to file such claims and proofs of claim and (y) there shall remain not more than ten (10) days before such action is barred, prohibited or otherwise cannot be taken; and

(B) The Subordinated Agent and each other Subordinated Claimholder will duly and promptly take such action as the Senior Agent may reasonably request (i) to collect the Subordinated Obligations for the account of the Senior Claimholders and to file appropriate claims or proofs of claim with respect thereto, (ii) to execute and deliver to the Senior Agent such powers of attorney, assignments or other instruments as the Senior Agent may request in order to enable it to enforce any and all claims with respect to, and any security interests and other liens securing payment of, the Subordinated Obligations, and (iii) to collect and receive for the account of the Senior Claimholders any and all Distributions (other than Reorganization Securities) which may be payable or deliverable upon or with respect to the Subordinated Obligations, until there has been a Discharge of the Senior Obligations.

(k) Payments Held in Trust/Turnover. In the event that, notwithstanding the foregoing provisions of this Section 5, any Distribution in respect of the Subordinated Obligations prohibited by this Agreement shall be received by any Subordinated Claimholder before there has been a Discharge of the Senior Obligations, such Distribution shall be held in trust for the benefit of and shall be paid over to or delivered to the Senior Agent, until there has been a Discharge of the Senior Obligations.

6. Waivers by Subordinated Claimholders.

(a) Senior Obligations.

(1) All Senior Obligations at any time incurred by any Obligor shall be deemed to have been incurred, and all Senior Obligations held by any Senior Claimholder shall be deemed to have been extended, acquired or obtained, as applicable, in reliance upon this Agreement, and each Subordinated Claimholder hereby waives (A) notice of acceptance, or proof of reliance, by any of the Senior Claimholders of this Agreement, and (B) notice of the existence, renewal, extension, accrual, creation, or non-payment of all or any part of the Senior Obligations. Nothing contained in this Agreement shall preclude any of the Senior Claimholders from discontinuing the extension of credit to any Obligor (whether under the Senior Loan Documents or otherwise) or from taking (without notice to any Subordinated Claimholder, any Obligor, or any other Person) any other action in respect of the Senior Obligations or the Collateral which such Senior Claimholder is otherwise entitled to take with respect to the Senior Obligations or the Collateral.

(2) None of the Senior Claimholders or any of their respective affiliates, directors, officers, employees, or agents shall be liable for failure to demand, collect, or realize upon any of the Collateral or any Proceeds or for any delay in doing so or shall be under any obligation to sell or otherwise Dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof. If the Senior Agent or any other Senior Claimholder honors (or fails to honor) a request by the Borrower for an extension of credit pursuant to any of the Senior Loan Documents, whether the

Senior Agent or such Senior Claimholder has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of the Subordinated Loan Documents or an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if the Senior Agent or such Senior Claimholder otherwise should exercise any of its contractual rights or remedies under the Senior Loan Documents (subject to the express terms and conditions hereof), neither the Senior Agent nor any Senior Claimholder shall have any liability whatsoever to any Subordinated Claimholder as a result of such action, omission, or exercise. The Senior Agent will be entitled to manage and supervise its loans and extensions of credit under the Senior Loan Documents as the Senior Agent may, in its sole discretion, deem appropriate, and the Senior Agent and each other Senior Claimholder may manage its loans and extensions of credit without regard to any rights or interests that any Subordinated Claimholder may have in the Collateral or otherwise except as otherwise expressly set forth in this Agreement. Each Subordinated Claimholder agrees that neither the Senior Agent nor any other Senior Claimholder shall incur any liability as a result of a sale, lease, license, application or other Disposition of all or any portion of the Collateral or any part or Proceeds thereof. The Senior Agent and each Senior Claimholder may, from time to time, enter into agreements and settlements with Obligors as it may determine in its sole discretion without impairing any of the subordinations, priorities, rights or obligations of the parties under this Agreement, including, without limitation, substituting Collateral, releasing any Lien and releasing any Obligor. Each Subordinated Claimholder waives any and all rights it may have to require the Senior Agent or any other Senior Claimholder to marshal assets, to exercise rights or remedies in a particular manner, or to forbear from exercising such rights and remedies in any particular manner or order.

(b) Notice of Acceptance and Other Waivers. To the fullest extent permitted by applicable law, each Subordinated Claimholder hereby waives: (1) notice of acceptance hereof; (2) notice of any loans or other financial accommodations made or extended under any of the Senior Loan Documents, or the creation or existence of any Senior Obligations; (3) notice of the amount of the Senior Obligations; (4) notice of any adverse change in the financial condition of any Obligor or of any other fact that might increase the Subordinated Agent’s or any other Subordinated Claimholder’s risk hereunder; (5) notice of presentment for payment, demand, protest, and notice thereof as to any instrument among the Senior Loan Documents; (6) notice of any Default or Event of Default under the Senior Loan Documents or otherwise relating to the Senior Obligations; (7) all other notices (except if such notice is specifically required to be given to the Subordinated Agent under this Agreement) and demands to which the Subordinated Agent or any other Subordinated Claimholder might otherwise be entitled.

(c) Lawsuits; Defenses; Setoff. To the fullest extent permitted by applicable law, each Subordinated Claimholder, waives (1) the right by statute or otherwise to require the Senior Agent or any other Senior Claimholder to institute suit against any Obligor or to exhaust any rights and remedies which the Senior Agent or any Senior Claimholder has or may have against any Obligor; (2) any defense arising by reason of any disability or other defense (other than the defense that the Discharge of the Senior Obligations has occurred (subject to the provisions of Section 5(h)) of any Obligor or by reason of the cessation from any cause whatsoever of the liability of such Obligor in respect thereof; (3) any rights to assert against the Senior Agent or any other Senior Claimholder any defense (legal or equitable), set-off, counterclaim, or claim which the Subordinated Agent or any Subordinated Claimholder may

now or at any time hereafter have against any Obligor or any other party liable to the Senior Agent, any other Senior Claimholder, the Subordinated Agent or any other Subordinated Claimholder; (4) any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of any Senior Obligations, any Subordinated Obligations or any security for either; (5) any defense arising by reason of any claim or defense based upon an election of remedies by the Senior Agent or any other Senior Claimholder; and (6) the benefit of any statute of limitations affecting the Subordinated Agent’s or any other Subordinated Claimholder’s obligations hereunder or the enforcement thereof, and any act which shall defer or delay the operation of any statute of limitations applicable to the Senior Obligations shall similarly operate to defer or delay the operation of such statute of limitations applicable to the Subordinated Agent’s or such Subordinated Claimholder’s obligations hereunder.

(d) Subrogation. Solely after the Discharge of the Senior Obligations shall have occurred, the Subordinated Agent and the other Subordinated Claimholders shall be subrogated to the rights of the Senior Agent and the other Senior Claimholders to the extent that distributions otherwise payable to the Subordinated Claimholders have been applied to the payment of the Senior Obligations in accordance with the provisions of this Agreement. The Senior Agent and the other Senior Claimholders shall have no obligation or duty to protect any Subordinated Claimholder’s rights of subrogation arising pursuant to this Agreement or under any applicable law, nor shall the Senior Agent or any other Senior Claimholder be liable for any loss to, or impairment of, any subrogation rights held by any Subordinated Claimholder.

(e) ELECTION OF REMEDIES. WITHOUT LIMITING THE GENERALITY OF ANY OTHER WAIVER OR OTHER PROVISION SET FORTH IN THIS AGREEMENT, EACH SUBORDINATED CLAIMHOLDER WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS AND DEFENSES ARISING OUT OF AN ELECTION OF REMEDIES BY THE SENIOR AGENT AND THE OTHER SENIOR CLAIMHOLDERS, EVEN THOUGH THAT ELECTION OF REMEDIES HAS DESTROYED THE RIGHTS OF SUBROGATION OF THE SUBORDINATED AGENT AND THE OTHER SUBORDINATED CLAIMHOLDERS AND REIMBURSEMENT AGAINST ANY OBLIGOR BY THE OPERATION OF ANY APPLICABLE LAW.

7. Amendments; Refinancing, Notice of Default.

(a) Senior Loan Documents. The Senior Loan Documents may be amended, restated, waived, supplemented, restructured or otherwise modified in accordance with their terms and the Senior Obligations may be Refinanced, in each case without notice to, or the consent of, Subordinated Agent or any Subordinated Claimholder, all without affecting the lien subordination or other provisions of this Agreement; provided, however, that no such amendment, restatement, Refinancing or other modification is to (1) increase the maximum principal amount of the Senior Obligations to an amount in excess of the Senior Debt Cap, (2) increase the rate of interest on any of the Senior Obligations to a rate in excess of 3.00% per annum above the interest rate set forth in the Senior Credit Agreement (as in effect on the date hereof), except in connection with the imposition of a default rate of interest in accordance with the terms of the Senior Loan Documents (as in effect on the date hereof), or (3) add or modify any direct restriction on any required payment of the Subordinated Obligations that by its express terms conflicts with an express provision of this Agreement, without the prior written consent of the Subordinated Agent. Any assignee or transferee of the Senior Agent or any other Senior Claimholder shall bind themselves in a writing for the benefit of the Subordinated Claimholders, to the terms of this Agreement. Notwithstanding the failure to execute or deliver any such agreement described in this Section 7(a), the subordination effected hereby shall survive any sale, assignment, disposition or other transfer of all or any portion of the Senior Obligations, and the terms of this Agreement shall be binding upon the successors and assigns of the Senior Agent and each other Senior Claimholder, as provided in Section 21 below.

(b) Subordinated Loan Documents. Each Subordinated Claimholder agrees that none of the Subordinated Loan Documents or any other document, instrument, or agreement evidencing all or any part of the Subordinated Obligations may be amended, restated, supplemented, Refinanced, or otherwise modified without the prior written consent of the Senior Agent, to the extent that such amendment, restatement, Refinancing or other modification would (1) increase the maximum principal amount of the Subordinated Obligations (other than as may result from the accrual of payments-in-kind of interest or accrual of unpaid fees, expenses and indemnities, in each case, pursuant to the terms of the Subordinated Loan Documents) to an amount in excess of the sum of (i) $23,158,300 plus (ii) 110% of the amount of delayed draw term loans incurred in compliance with the Subordinated Credit Agreement (as in effect on the date hereof), (2) increase the rate of interest (whether payable in cash or in kind) on any of the Subordinated Obligations to a rate in excess of 2.00% per annum above the interest rate set forth in the Subordinated Credit Agreement (as in effect on the date hereof), except in connection with the imposition of a default rate of interest in accordance with the terms of the Subordinated Loan Documents (as in effect on the date hereof), (3) change or add any event of default or any covenant with respect to the Subordinated Obligations in a manner adverse to any Obligor or to the interests of any of the Senior Claimholders, (4) change or amend any other term of any Subordinated Loan Document if such change or amendment would (i) result in an “Event of Default” under any of the Senior Loan Documents, (ii) materially increase the obligations of any Obligor, or (iii) confer additional material rights on the Subordinated Claimholders, or (5) amend the date upon which payments of principal or interest on the Subordinated Obligations are due or change any redemption or prepayment provisions of the Subordinated Obligations. Any assignee or transferee of the Subordinated Agent or any other Subordinated Claimholder shall bind themselves in a writing for the benefit of the Senior Claimholders, to the terms of this Agreement. Notwithstanding the failure to execute or deliver any such agreement described in this Section 7(b), the subordination effected hereby shall survive any sale, assignment, disposition or other transfer of all or any portion of the Subordinated Obligations, and the terms of this Agreement shall be binding upon the successors and assigns of the Subordinated Agent and each other Subordinated Claimholder, as provided in Section 21 below.

(c) Notice of Event of Default. Each Subordinated Claimholder shall give the Senior Agent prompt written notice of the occurrence of any Event of Default under any Subordinated Loan Document upon the earlier to occur of (1) the date of receipt by such Subordinated Claimholder of notice of such Event of Default from any Obligor or any other Person and (2) the date on which such Subordinated Claimholder obtains knowledge of the existence of such Event of Default.

8. When Discharge of the Senior Obligations Deemed to Not Have Occurred. If any Obligor enters into any Refinancing of any Senior Obligations, then (a) a Discharge of the Senior Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement, (b) the obligations under such Refinancing of such Senior Obligations shall automatically be treated as Senior Obligations for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth herein, and (c) the agent under the loan documents in respect of such Senior Obligations shall be the Senior Agent for all purposes of this Agreement and such Senior Agent shall agree in writing to be bound by the terms of this Agreement.

9. Purchase Option.

(a) Without prejudice to the enforcement of the remedies of the Senior Agent and the other Senior Claimholders, at any time during the twenty (20) day period following the occurrence of a Triggering Event, then, in any such case, any one or more of the Subordinated Claimholders (acting in their individual capacity or through one or more affiliates) shall have the right, but not the obligation (each Subordinated Claimholder having a ratable right to make the purchase, with each Subordinated Claimholder’s right to purchase being automatically proportionately increased by the amount not purchased by another Subordinated Claimholder), upon ten (10) Business Days’ advance written notice from (or on behalf of) such Subordinated Claimholders (a “Purchase Notice”) to the Senior Agent, for the benefit of the Senior Claimholders, to acquire from the Senior Claimholders all (but not less than all) of the right, title, and interest of the Senior Claimholders in and to the Senior Obligations and the Senior Loan Documents. The Purchase Notice, if given, shall be irrevocable.

(b) On the date specified in the Purchase Notice (which shall not be more than ten (10) Business Days after the receipt by the Senior Agent of the Purchase Notice), the Senior Claimholders shall sell to the purchasing Subordinated Claimholders (the “Purchasing Subordinated Claimholders”) and the Purchasing Subordinated Claimholders shall purchase from the Senior Claimholders, the Senior Obligations.

(c) On the date of such purchase and sale, the Purchasing Subordinated Claimholders shall (1) pay to the Senior Agent, for the benefit of the Senior Claimholders, as the purchase price therefor the full amount of all the Senior Obligations (other than Senior Obligations cash collateralized in accordance with clause (c)(2) below) then outstanding and unpaid, including, for the avoidance of doubt, any prepayment premium or early termination fee and any amounts payable pursuant to Section 2.10(e) of the Senior Credit Agreement, if the Senior Obligations are prepaid in full and all commitments under the Senior Credit Agreement are terminated in full at such time, (2) furnish cash collateral to the Senior Agent in such amounts as the Senior Agent determines is reasonably necessary to secure the Senior Agent and the Senior Claimholders in connection with any issued and outstanding Letters of Credit, (3) agree to reimburse the Senior Agent and the Senior Claimholders for all expenses to the extent earned or due and payable in accordance with the Senior Loan Documents (including the reimbursement of extraordinary expenses, financial examination expenses, and appraisal fees), and (4) agree to indemnify and hold harmless the Senior Claimholders from and against any loss, liability, claim, damage or expense (including reasonable fees and expenses of legal counsel) arising out of any claim asserted by a third party in respect of the Senior Obligations as a direct result of any acts by the Subordinated Agent or any other Subordinated Claimholder occurring after the date of the purchase and sale of the Senior Obligations, to the extent found by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Subordinated Claimholder. Such purchase price, cash collateral, reimbursements and other payments shall be remitted, without set-off, recoupment or counterclaim, by wire transfer in federal funds to such bank account of the Senior Agent as the Senior Agent may designate in writing to the Subordinated Agent for such purpose. Interest shall be calculated to but excluding the Business Day on which such purchase and sale shall occur if the amounts so paid by the Purchasing Subordinated Claimholders to the bank account designated by the Senior Agent are received in such bank account prior to 3:00 p.m., New York City time, and interest shall be calculated to and including such Business Day if the amounts so paid by the Purchasing Subordinated Claimholders to the bank account designated by the Senior Agent are received in such bank account later than 3:00 p.m., New York City time.

(d) Such purchase shall be expressly made without representation or warranty of any kind by the Senior Agent and the Senior Claimholders as to the Senior Obligations so purchased or otherwise and without recourse to the Senior Agent or any Senior Claimholder, except that each Senior Claimholder shall represent and warrant: (1) that the amount quoted by such Senior Claimholder as its portion of the purchase price represents the amount shown as owing with respect to the claims transferred as reflected on its books and records (but without representation or warranty as to the collectability, validity or enforceability thereof), (2) it owns, or has the right to transfer to purchasing Subordinated Claimholders, the rights being transferred, and (3) such transfer will be free and clear of Liens.

(e) If the Subordinated Claimholders fail to exercise their purchase right under this Section 9 within the twenty (20) day period described above in Section 9(a), or fail to close the purchase within the required time period described above in Section 9(a), the Senior Agent and the Senior Claimholders shall have no further obligations pursuant to this Section 9.

(f) In the event that any one or more of Subordinated Claimholders exercises and consummates the purchase option set forth in this Section 9, (1) the Senior Agent shall have the right, but not the obligation, to immediately resign under the Senior Credit Agreement, and (2) the purchasing Subordinated Claimholders shall have the right, but not the obligation, to require the Senior Agent to immediately resign under the Senior Credit Agreement.

10. Payments Held In Trust; Turnover; Application of Proceeds.

(a) Payments Held in Trust/Turnover. In the event that any Subordinated Claimholder receives any Distribution prohibited by this Agreement, such Distribution shall be held in trust for the benefit of and shall be paid over to or delivered to the Senior Agent.

(b) Turnover. Whether or not any Insolvency Proceeding has been commenced by or against any Obligor, any Collateral or proceeds thereof (including assets or proceeds subject to Liens referred to in Section 3(d) or Section 4(g)) received by the Subordinated Agent or any other Subordinated Claimholder (1) in connection with the Exercise of Secured Creditor Remedies with respect to the Collateral or otherwise, or (2) as a result of any Subordinated Claimholder’s collusion with any Obligor in violating the rights of the Senior

Agent or any other Senior Claimholder (within the meaning of Section 9-332 of the UCC), shall be segregated and held in trust and forthwith paid over to the Senior Agent in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. The Senior Agent is hereby authorized to make any such endorsements as agent for any Subordinated Claimholder. This authorization is coupled with an interest and is irrevocable until the Discharge of the Senior Obligations.

(c) Application of Proceeds. Whether or not any Insolvency Proceeding has been commenced by or against any Obligor, any Collateral or proceeds thereof received in connection with any Exercise of Secured Creditor Remedies and proceeds of Collateral received pursuant to Section 3(b) (other than Section 3(b)(3)), the application of such proceeds received pursuant to Section 3(b)(3) being governed by the Senior Loan Documents) or Section 3(f) shall (at such time as such Collateral or proceeds has been monetized) be applied: (1) first, to the payment in full in cash of costs and expenses of the Senior Agent in accordance with the Senior Loan Documents, (2) second, to the payment in full in cash of all other Senior Obligations (or, in the case of Letters of Credit, the cash collateralization thereof) in accordance with the Senior Loan Documents, and in the case of payment of any revolving credit loans, together with the concurrent permanent reduction of any revolving credit commitment thereunder in an amount equal to the amount of such payment and (3) third, to the payment in full in cash of the Subordinated Obligations in accordance with the Subordinated Loan Documents. If any Exercise of Secured Creditor Remedies with respect to the Collateral produces non-cash proceeds, or if non-cash proceeds are received pursuant to Section 3(b) or Section 3(f), then such non-cash proceeds shall be held by the Senior Agent as additional Collateral and, at such time as such non-cash proceeds are monetized, shall be applied as set forth above.

11. Representations. The Senior Agent represents and warrants to the Subordinated Agent and the other Subordinated Claimholders that (a) it has the requisite power and authority to enter into, execute, deliver, and carry out the terms of this Agreement and (b) this Agreement, when executed and delivered, will constitute the valid and legally binding obligation of the Senior Agent enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by equitable principles. The Subordinated Agent represents and warrants that (i) it has the requisite power and authority to enter into, execute, deliver, and carry out the terms of this Agreement, and (ii) this Agreement, when executed and delivered, will constitute the valid and legally binding obligation of the Subordinated Agent enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by equitable principles.

12. Amendments. No amendment or waiver of any provision of this Agreement nor consent to any departure by any party hereto shall be effective unless it is in a written agreement executed by the Senior Agent and the Subordinated Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

13. Instrument Legends. Any promissory note or other instrument evidencing any of the Subordinated Obligations shall at all times include the following language (or language to similar effect approved by the Senior Agent):

“Anything herein to the contrary notwithstanding, the liens and security interests securing the obligations evidenced by this promissory note, the exercise of any right or remedy with respect thereto, and certain of the rights of the holder hereof are subject to the provisions of the Subordination and Intercreditor Agreement dated as of August 7, 2017 (as amended, restated, supplemented, or otherwise modified from time to time, the “Subordination Agreement”), by and among ACF FINCO I LP, as Senior Agent, and WILMINGTON SAVINGS FUND SOCIETY, FSB, as Subordinated Agent. In the event of any conflict between the terms of the Subordination Agreement and this promissory note, the terms of the Subordination Agreement shall govern and control.”

14. Additional Remedies. If the Subordinated Agent or any Subordinated Claimholder violates any of the terms of this Agreement, in addition to any remedies in law, equity, or otherwise, the Senior Agent may restrain such violation in any court of law and may, in its own or in any Obligor’s name, interpose this Agreement as a defense in any action by the Subordinated Agent or such Subordinated Claimholder. Upon the Senior Agent’s written request, the Subordinated Agent and each other Subordinated Claimholder will promptly take all actions which the Senior Agent believes appropriate to carry out the purposes and provisions of this Agreement.

15. Information Concerning Financial Condition.

(a) The Senior Agent, for itself and on behalf of the other Senior Claimholders, hereby assumes responsibility for keeping itself informed of the financial condition of the Obligors and of all other circumstances bearing upon the risk of nonpayment of the Senior Obligations and agrees that the Subordinated Agent has and shall have no duty to advise Senior Agent or any other Senior Claimholder of information known to the Subordinated Agent or any other Subordinated Claimholder regarding such condition or any such circumstances. In the event that the Subordinated Agent, in its sole discretion, undertakes, at any time or from time to time, to provide any such information to the Senior Agent or any other Senior Claimholder, then the Subordinated Agent shall not be under any obligation (i) to provide any such information to the Senior Agent or any other Senior Claimholder on any subsequent occasion, (ii) to undertake any investigation, or (iii) to disclose any information which, pursuant to its commercial finance practices, the Subordinated Agent wishes to maintain confidential. The Senior Agent, for itself and the other Senior Claimholders, acknowledges and agrees that neither the Subordinated Agent nor any other Subordinated Claimholder has made any warranties or representations with respect to the legality, validity, enforceability, collectability or perfection of the Subordinated Obligations or any liens or security interests held in connection therewith.

(b) Each Subordinated Claimholder hereby assumes responsibility for keeping itself informed of the financial condition of the Obligors and of all other circumstances bearing upon the risk of nonpayment of the Subordinated Obligations, and agrees that the Senior Agent has and shall have no duty to advise the Subordinated Agent or any other Subordinated Claimholder of information known to the Senior Agent or any Senior Claimholder regarding such condition or any such circumstances. In the event that the Senior Agent, in its sole discretion, undertakes, at any time or from time to time, to provide any such information to the

Subordinated Agent or any Subordinated Claimholder, then the Senior Agent shall not be under any obligation (i) to provide any such information to the Subordinated Agent or any other Subordinated Claimholder on any subsequent occasion, (ii) to undertake any investigation, or (iii) to disclose any information which, pursuant to its commercial finance practices, the Senior Agent wishes to maintain confidential. Each Subordinated Claimholder acknowledges and agrees that neither the Senior Agent nor any other Senior Claimholders has made any warranties or representations with respect to the legality, validity, enforceability, collectability or perfection of the Senior Obligations or any liens or security interests held in connection therewith.

16. Third Party Beneficiaries. This Agreement is solely for the benefit of the Senior Agent, the other Senior Claimholders, the Subordinated Agent, and the other Subordinated Claimholders, and their respective successors and assigns, and neither any Obligor nor any other Person is intended to be a third party beneficiary hereunder or to have any right, benefit, priority or interest under, or because of the existence of, or to have any right to enforce, this Agreement. The Senior Agent and the Subordinated Agent shall have the right to modify or terminate this Agreement at any time without notice to or approval of any Obligor or any other Person.

17. Notices. For the purposes of this Agreement, all notices or demands shall be in writing and shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, or facsimile confirmed by the recipient and addressed to the notified party at its address set forth below:

If to Senior Agent:	ACF FinCo I LP
Attn: Credit Officer/Nuverra Environmental Solutions, Inc.
560 White Plains Road, Suite 400
Tarrytown, NY 10591
Tel: (914) 418-1200
Fax: (914) 921-1154

ACF FinCo I LP
Attn: Oleh Szczupak, Vice President
560 White Plains Road, Suite 400
Tarrytown, NY 10591
Tel: (914) 418-1200 (ext. 216)
Fax No.: (914) 921-1154

with a copy to:	Morgan, Lewis & Bockius, LLP
101 Park Avenue
New York, NY 10178-0060
Attn: Frederick Eisenbiegler, Esq.
Tel: (212) 309-6720
Fax No.: (212) 309-6001

If to Subordinated Agent:	Wilmington Savings Fund Society, FSB
WSFS Bank Center
500 Delaware Avenue
Wilmington, DE 19801
Attn: Geoffrey Lewis
Fax No.: (302) 421-9137

with a copy to:	Morrison & Foerster LLP
250 West 55th Street
New York, NY 10019
Attn: Jonathan Levine
Fax No.: (212) 468-7900

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other. All notices or demands sent in accordance with this section, other than notices sent in accordance with Section 9-611, 9-612, 9-613, 9-620, 9-621 or any other applicable provision of the UCC shall be deemed received on the earlier of the date of actual receipt or 3 days after deposit thereof in the mail. Notices sent in connection with Section 9-611, 9-612, 9-613, 9-620, 9-621 or any other applicable provision of the UCC shall be deemed sent when deposited in the mail or personally delivered, or, where permitted by law, transmitted by telefacsimile or other similar method set forth above.

18. [Reserved].

19. Consent to Jurisdiction; Additional Waivers. The Senior Agent and each Subordinated Claimholder each consent to the jurisdiction of any state or federal court located within the County of New York, State of New York; provided, however, that any suit seeking enforcement of the priorities set forth herein against any Collateral or other property may be brought, at the Senior Agent’s option, in the courts of any jurisdiction where the Senior Agent elects to bring such action or where such Collateral or other property may be found. Each Subordinated Claimholder waives personal service of any and all process upon it, and consents that all service of process be made in the manner set forth in Section 17 for notices. The Senior Agent and each Subordinated Claimholder each waives, to the fullest extent each may effectively do so, any defense or objection based upon forum non conveniens and any defense or objection to venue of any action instituted within the County of New York, State of New York. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION TO ENFORCE OR DEFEND ANY MATTER ARISING FROM OR RELATED TO THIS AGREEMENT.

20. Governing Law. This Agreement has been delivered and accepted at and shall be deemed to have been made in the State of New York, and shall be interpreted, and the rights and liabilities of the parties hereto determined, in accordance with the laws of the State of New York.

21. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties’ respective successors and assigns, subject to the provisions hereof.

22. Integrated Agreement. This Agreement sets forth the entire understanding of the parties with respect to the within matters and may not be modified or amended except upon a writing signed by all parties.

23. Authority. Each of the parties hereto certifies that such party has all necessary authority to execute this Agreement.

24. Counterparts. This Agreement may be executed in one or more counterparts, each one of which when so executed shall be deemed to be an original, and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement or any document or instrument delivered in connection herewith by telefacsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement or such other document or instrument, as applicable.

25. Headings. The headings contained in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

26. Severability. Any provision of this Agreement that is prohibited by law or unenforceable shall be ineffective to the extent of such prohibition or unenforceability, without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision. To the extent permissible, the parties waive any law that prohibits any provision of this Agreement or renders any provision hereof unenforceable.

27. Conflicts. To the extent that there is a conflict or inconsistency between any provision hereof, on the one hand, and any provision of any Subordinated Loan Document, on the other hand, this Agreement shall control and prevail.

28. Termination. This Agreement shall continue in full force and effect until the Discharge of the Senior Obligations shall have occurred and shall thereafter be revived to the extent provided for in Section 5(h).

29. Shareholder Actions, etc. Notwithstanding anything herein to the contrary, nothing in this Agreement shall prevent or restrict Subordinated Claimholders or any of their Affiliates from exercising their rights or discharging their duties in their capacities as equityholders of the Loan Parties or members of the boards of directors (or similar governing bodies) of the Loan Parties.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

ACF FINCO I LP, a Delaware limited partnership, as Senior Agent

By:	/s/ Oleh Szczupak
Name:	Oleh Szczupak
Title:	Authorized Signatory

WILMINGTON SAVINGS FUND SOCIETY, FSB, a federal savings bank, as Subordinated Agent

By:	/s/ Geoffrey J. Lewis
Name:	Geoffrey J. Lewis
Title:	Vice President

ACKNOWLEDGEMENT

Dated as of August 7, 2017

The undersigned hereby acknowledge and consent to the foregoing Subordination and Intercreditor Agreement, dated as of August 7, 2017 (the “Subordination Agreement”), among ACF FINCO I LP, as the Senior Agent, and WILMINGTON SAVINGS FUND SOCIETY, FSB, as the Subordinated Agent. Unless otherwise defined in this Acknowledgement, terms defined in the Subordination Agreement have the same meanings when used in this Acknowledgement.

Each Obligor agrees to be bound by the Subordination Agreement, and agrees that any default, event of default, or unmatured event of default by any Obligor under any present or future instrument or agreement among any Obligor and Subordinated Claimholder shall constitute an immediate default, event of default, and unmatured event of default under all present and future instruments and agreements among any Obligor and any Senior Claimholder. Each Obligor agrees to give notice to the Subordinated Agent of any Event of Default concurrently with providing such notice to the Senior Agent. Each Obligor agrees that the Subordination Agreement may be amended by the Senior Agent and the Subordinated Agent without notice to, or the consent of any Obligor or any other Person.

Each Obligor agrees to be bound by the Subordination Agreement and will not do any act or perform any obligation which is not in accordance with the agreements set forth therein. Each Obligor further acknowledges and agrees that it is not an intended beneficiary or third party beneficiary under the foregoing Subordination Agreement.

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IN WITNESS WHEREOF, the undersigned has executed and delivered this Acknowledgment as of the date first written above.

NUVERRA ENVIRONMENTAL SOLUTIONS, INC., a Delaware corporation

By:	/s/ Joseph M. Crabb
Name:	Joseph M. Crabb
Title:	Executive Vice President

1960 WELL SERVICES, LLC
BADLANDS LEASING, LLC
BADLANDS POWER FUELS, LLC, a Delaware limited liability company
BADLANDS POWER FUELS, LLC, a North Dakota limited liability company
HECKMANN WATER RESOURCES CORPORATION
HECKMANN WATER RESOURCES (CVR), INC.
HECKMANN WOODS CROSS, LLC
HEK WATER SOLUTIONS, LLC
IDEAL OILFIELD DISPOSAL, LLC
LANDTECH ENTERPRISES, L.L.C.
NES WATER SOLUTIONS, LLC
NUVERRA TOTAL SOLUTIONS, LLC

By:	/s/ Joseph M. Crabb
Name:	Joseph M. Crabb
Title:	Vice President

APPALACHIAN WATER SERVICES, LLC

By:	HEK Water Solutions, LLC, its managing member

	By:	/s/ Joseph M. Crabb
	Name:	Joseph M. Crabb
	Title:	Vice President